GULFSLOPE ENERGY, INC. POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GulfSlope Energy, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-233021) of GulfSlope Energy, Inc. on Form S-1 of our report dated December 30, 2019, relating to the financial statements, which appears in the Annual Report on Form 10-K as of and for the fiscal year ended September 30, 2019 and to the use of our name as it appears under the caption “Experts” in this Post-Effective Amendment No. 1 to this Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
March 12, 2020